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                              PROMISSORY NOTE

$900,000.00                                  November 3, 1994



     RICHARD FROCKT, an individual having his residence at 220 Hot Springs Road, Montecito, California 93108 ("Maker") for value received, hereby promises to pay to RCI LONG DISTANCE, INC., a Delaware corporation, having its offices at 180 South Clinton Avenue, Rochester, New York 14646 ("Holder"), the sum of Nine Hundred Thousand Dollars ($900,000.00), with interest thereon payable monthly and accruing at the rate of nine percent (9%) per annum.

     The amounts due hereunder shall be due and payable on the earlier of the following to occur: (i) three business days after the Effective Time, as that term is defined in an Agreement and Plan of Merger (the "Merger Agreement") contemplated to be entered into by and among Rochester Telephone Corporation ("Rochester"), Rochester Subsidiary Twenty-Eight, Inc. and WCT Communications, Inc. ("WCT"); (ii) the first anniversary of the termination of that certain letter of intent between WCT and Rochester, dated as of October 14, 1994 (the "Letter of Intent"), the Merger Agreement or any definitive agreements subsequently entered into between WCT and Rochester pursuant to the Letter of Intent; and (iii) three business days following the execution of definitive agreements by WCT and a third party for the acquisition by such third party of the majority of the voting stock of WCT or all or substantially all the assets of WCT.

     Amounts due hereunder will be paid in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts. Unless Holder shall provide written instructions to the contrary, amounts due hereunder will be payable at the principal corporate office of Holder located at 180 South Clinton Avenue, Rochester, New York 14646.

     Maker hereby represents and warrants that Maker has the legal capacity, power and authority to execute this Note and that such Note is a binding obligation and subject to the full faith and credit of Maker. Maker further agrees that Maker's obligations under this Note are unconditional and not subject to deduction, diminution, abatement, counter-claim, defense or

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set-off for any reason whatsoever.  Maker's obligations hereunder shall not be subordinate to any other indebtedness of Maker.

     In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

     This Note may not be changed orally, but only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

     Any notice, demand, request or other communication which Maker or Holder may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given if hand-delivered or if sent via facsimile telecommunication, receipt telephonically confirmed (effective 24 business hours after receipt is confirmed), or if sent by internationally recognized express courier (such as Federal Express or United Parcel Service) (effective 48 hours after deposit thereof at any office of such courier), postage prepaid, return receipt requested, addressed as follows, or to such other addresses as the parties may designate by like notice.

     To Maker:

          Richard Frockt
          220 Hot Springs Road
          Montecito, California 93108

     To Holder:

          RCI Long Distance, Inc.
          180 South Clinton Avenue
          Rochester, New York 14646
          Attention: Dale M. Gregory, CEO

     Each right, power and remedy of Holder hereunder, now or hereafter existing at law or in equity by state or other applicable laws shall be cumulative and concurrent, and the exercise of any one or more of them shall not preclude the

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simultaneous or later exercise by Holder of any or all such other rights, powers or remedies. No failure or delay by Holder to insist upon the strict performance of any one or more provisions of this Note or to exercise any right, power or remedy consequent upon a breach thereof or default hereunder shall constitute a waiver thereof, or preclude Holder from exercising any such right, power or remedy. By accepting payment after the due date under this Note, Holder shall not be deemed to have waived the right to require payment when due of all other payments due under this Note. No failure or delay by Holder to insist upon the strict performance of any term, condition, covenant or agreement of this Note, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude Holder from exercising any such right, power or remedy at any later time or times.

     This Note shall be governed by, construed and interpreted in accordance with the laws of the State of New York (excluding the choice of laws rules thereof). A final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

     In addition to all other rights available to Holder under this Note or under any law, or under principles of equity, Holder shall have the right at any time and from time to time to sell, assign, pledge or otherwise transfer this Note to any entity or person then affiliated with Holder. Each such purchaser, assignee, pledgee and transferee shall have all the rights, remedies and benefits of Holder hereunder. Further, any such purchaser, assignee, pledgee or transferee shall have the right to surrender this Note to Maker for cancellation and have a new Note with identical terms issued in exchange therefore to such purchaser, assignee, pledgee or transferee.

     This Note shall be binding upon and shall inure to the benefit of Maker and Holder and their respective successors and assigns.

     In the event Maker should default under any of the provisions of this Note and Holder should employ attorneys or incur other expenses for the collection of any amounts due from Maker hereunder, the enforcement of performance or observance of

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any obligation or agreement of Maker herein contained, Maker agrees that it will on demand therefor pay to Holder the reasonable fees of such attorneys and such other reasonable expenses so incurred by Holder, should Holder prevail in such collection or enforcement efforts. Any amounts paid hereunder shall first be applied to collection costs, late charges and interest.

     Maker agrees that he has received adequate consideration for his obligations hereunder.

     IN WITNESS WHEREOF, Maker has executed this Promissory Note under seal as of the date first above written.


            /s/ Richard Frockt
          ------------------------
               Richard Frockt



          RCI LONG DISTANCE, INC.


          By:  /s/ James G. Dole
               -----------------------
               James G. Dole
               Vice President